UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 11, 2007
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD
On January 11, 2007, American Axle & Manufacturing Holdings, Inc., (the “Company” or “AAM”) issued a press release announcing that 1,473 associates represented by the United Automobile, Aerospace & Agricultural Implement Workers of America International Union (UAW), agreed to participate in AAM’s special attrition program. In the press release, AAM updated its estimates of the cost of the special attrition program and other restructuring actions in 2006. AAM also announced that it plans to idle a portion of its U.S. production capacity dedicated to its mid-size light truck product range. As a result of these plans and other capacity rationalization initiatives, AAM expects to incur asset impairment charges of as much as $200 million in 2006.
A copy of the press release is furnished as Exhibit 99.1.
On January 11, 2007, the Company will make a presentation at the Automotive Analysts of New York Detroit Auto Show Conference and is expected to discuss the following:
AAM’s special attrition program for UAW associates:
•	AAM estimates that the total cost of the special attrition program will approximate $140 million. This includes an estimated charge of $10 million for pension and postretirement benefit curtailment and special termination benefits.
•	AAM paid approximately $101 million of its total obligations under the special attrition program in 2006; AAM estimates that it will pay an additional $23 million of such obligations in 2007 and the remaining balance of $7 million thereafter.
Supplemental Unemployment Benefits (SUB):
•	The total cost of benefits provided to UAW represented associates on layoff in 2006 approximated $77 million. This estimate includes supplemental unemployment benefits, pension and postretirement benefit expense, medical and other benefits.
•	The total cost of benefits provided to UAW represented associates on layoff in 2007 is expected to approximate $20 million.
Salaried workforce reductions:
•	A total of 67 salaried associates elected to participate in a salaried retirement incentive program in 2006. AAM recognized a special charge of approximately $4 million in 2006 to account for the salaried retirement incentive program.
•	In addition to the salaried retirement incentive program, AAM expects to incur further severance obligations relating to salaried associates leaving the Company in 2007 under its existing layoff severance plan (LSP). AAM recognized a special charge of approximately $3 million in 2006 to account for these postemployment benefits.
AAM’s liquidity position as of December 31, 2006:
•	Total availability under existing credit facilities was approximately $1.29 billion.
•	Net debt outstanding was approximately $660 million.
•	Cash and availability under credit facilities was approximately $630 million.
•	Total purchase buyouts of leased equipment in 2006, net of proceeds from sale-leaseback of equipment, were approximately $37 million.
AAM’s capital spending outlook:
•	Full year capital spending in 2006 was approximately $290 million.
•	AAM expects a 15% reduction in capital spending in 2007 as compared to 2006.
•	AAM expects a reduction in full year capital spending in 2008 as compared to 2007.

AAM’s sales and production outlook for the major product programs it supports:
Fourth quarter 2006 and full year 2006:
•	Fourth quarter 2006 program volumes were down approximately 16% as compared to the fourth quarter of 2005.

•	Full year 2006 program volumes were down approximately 9% as compared to 2005.

•	Full year sales in 2006 were approximately $3.2 billion.
First quarter 2007 and full year 2007:
•	Full year 2007 program volumes are expected to be down approximately 2% as compared to 2006.

•	First quarter 2007 program volumes are expected to be down approximately 12% as compared to the first quarter of 2006.

•	Full year sales in 2007 are expected to approximate $3.3 billion.

•	AAM’s content-per-vehicle in 2007 is expected to increase approximately 5% as compared to $1,225 in 2006.
AAM’s free cash flow outlook:
•	AAM paid approximately $105 million in 2006 to fund payments due under the special attrition program, the salaried retirement incentive program and severance payments due to associates in our European operations.
•	AAM expects to generate positive free cash flow in 2007.
•	AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid.
AAM’s new business backlog:
•	AAM’s backlog is $1.1B of new and incremental business launching from 2007 – 2012
•	AAM is currently bidding on more than $1.0B of new business, most of which is non-GM business.
A copy of the Company’s AANY presentation can be found at the Company’s investor relations website at www.aam.com.
FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our current expectations regarding AAM’s special attrition program and other restructuring activities, sales and production outlook and capital spending outlook, all of which are inherently uncertain and should be viewed with caution. Actual results and experience may differ materially due to many factors and risks that are described in the press release attached as Exhibit 99.1 hereto and discussed in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
The information contained in this Current Report shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934 (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description	Method of Furnishing
99.1	Press release dated January 11, 2007	Furnished with this Report

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date: January 11, 2007	By:	/s/ Michael K. Simonte

Michael K. Simonte
Vice President – Finance & Chief Financial Officer
(also in the capacity of Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Page
Exhibit 99.1	January 11, 2007	6